Exhibit 99.1

Repros Therapeutics Announces Public Offering of Common Stock

THE WOODLANDS, Texas--(BUSINESS WIRE)--Repros Therapeutics Inc. (NasdaqGM:RPRX) announced today that it plans to publicly offer 2,500,000 shares of its common stock pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. In connection with this offering, Repros plans to grant to the underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock to cover over-allotments, if any. All of the shares are being offered by Repros. CIBC World Markets Corp. is acting as sole book-running manager in this offering. Punk Ziegel & Company is acting as co-lead manager. ThinkEquity Partners LLC is acting as co-manager.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus supplement and base prospectus may be obtained from CIBC World Markets Corp. by email at useprospectus@us.cibc.com by fax at 866-895-5637, or by mail at CIBC World Markets Corp., Attn: USE Prospectus Department, 425 Lexington Ave., 5th floor, NY, NY 10017.

Contacts

Repros Therapeutics Inc., The Woodlands
Louis Ploth, 281-719-3400